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                                                                    EXHIBIT 99.3


                              BUSINESS OF NEOPATH

     NeoPath develops and markets visual intelligence technology to increase accuracy in medical testing. NeoPath's products include two automated screening systems that integrate proprietary high-speed morphology computers, video imaging technology and sophisticated image interpretation software to capture and analyze thousands of microscopic images from a Pap smear slide for the early detection of cervical cancer.

     The FDA approved the AutoPap(R) 300 QC Automatic Pap Screener System in 1995. The AutoPap QC is a rescreening device used for quality control and rescreening of previously screened Pap smear slides. Clinical studies have shown that the AutoPap QC detects a significantly higher proportion of undetected abnormal slides than procedures typically employed by clinical laboratories to meet federal rescreening requirements. These studies were performed by independent laboratories, and NeoPath funded the studies that support the FDA claims.

     The FDA approved the AutoPap(R) Primary Screening System in May 1998. The AutoPap Primary Screener uses the same hardware components as the AutoPap QC, but uses enhanced software to perform the initial screening of Pap smear slides and to classify up to 25% of such slides as requiring no further review. NeoPath also has funded clinical studies of the effectiveness of the AutoPap Screener by independent laboratories. These clinical studies showed that the AutoPap Primary Screener provides superior sensitivity and specificity when compared to existing laboratory practice. Currently it is the only instrument approved by the FDA that allows Pap smear slides to bypass human review. NeoPath believes that this feature of the AutoPap Primary Screener gives customers an economic incentive to adopt the technology. The AutoPap Screener provides customers with the functionality of both the AutoPap QC as well as a primary screening system; therefore, NeoPath is focusing its sales effort on the AutoPap Screener.

     The AutoPap System refers to the AutoPap Primary Screener and the AutoPap QC together.

MARKET

     NeoPath believes that clinical analysis of Pap smears is the largest nonautomated clinical laboratory procedure. U.S. clinical laboratories process over 50 million Pap smears annually, and laboratories outside the United States process more than 60 million Pap smears annually.

     The AutoPap Screener is the only instrument approved by the FDA to process Pap smears without human review. In addition, in recent years the medical community has increasingly focused on improving the quality of women's healthcare. NeoPath believes that the AutoPap System will allow laboratories to better detect precancerous cervical conditions and cervical cancer, thereby improving the standard of care for their female patients. Earlier detection and treatment should lower risks of morbidity and mortality.

     Laboratories that fail to accurately identify abnormal Pap smears may face malpractice suits. Because federal law requires all laboratories to retain Pap smears for five years, they face significant exposure to liability. NeoPath believes that use of the AutoPap System will substantially improve the current quality of practice, and will reduce exposure to liability for laboratories that use the AutoPap System.

PRODUCTS

     The AutoPap QC and AutoPap Screener use identical hardware components. The AutoPap Screener, however, contains enhanced software, including additional cell-classification algorithms, for use in the initial screening of Pap smears.

     The AutoPap System works with a wide range of staining procedures used on conventionally prepared Pap smear slides. The AutoPap System analyzes a Pap smear in about the same time as a cytotechnologist. It holds 288 Pap smear slides at a time, is easy to load and unload, and can operate continuously, with minimal intervention, for up to 24 hours per day. NeoPath provides each clinical

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laboratory with on-site training, system documentation, a comprehensive quality assurance program, and ongoing customer and technical support.

     NeoPath believes that its automated visual intelligence technology can be used for other diagnostic tests that involve microscopic analysis of biological specimens on glass slides, such as sputum, blood, or urine samples. In addition, NeoPath has identified several other potential uses for its technology, including automated tissue analysis, breast and skin cancers. To develop its systems for other applications, NeoPath must adapt software algorithms developed for the analysis of Pap smears to the analysis of other tissue specimens. NeoPath continues to evaluate other applications for future development efforts, including non-medical applications. In July 1999, NeoPath announced a collaborative research agreement with Bayer Diagnostics to develop an automated screening system for the detection of early lung cancer.

  AUTOPAP 300 QC AUTOMATIC PAP SCREENER SYSTEM

     The AutoPap QC rescreens Pap smears that have already been screened and classified as normal by a cytotechnologist. Laboratories use the AutoPap QC to improve the detection of false-negatives and to improve diagnostic accuracy. The AutoPap QC classifies slides based on their likelihood of being abnormal; it classifies 10% or more of slides showing the highest potential for abnormality as requiring additional review by a cytotechnologist qualified to perform quality control. Laboratories can use the AutoPap QC as either a quality-control or an adjunctive rescreening device for manually screened Pap smears. This allows laboratories to implement the AutoPap QC into their quality-control procedures or to offer rescreening as an additional service for women who request additional review of their Pap smears.

     Preclinical and clinical trials demonstrated that the AutoPap QC, operating in a quality-control mode, detected up to five times more low-grade and worse false negative slides than a 10% random selection method. The AutoPap QC achieved up to an eight-fold improvement in the detection of biopsy-confirmed high-grade and cancer slides. NeoPath believes that use of the AutoPap QC provides consistent earlier detection of precancerous conditions and cancer, earlier treatment and reduced risk of morbidity and mortality.

  AUTOPAP PRIMARY SCREENER SYSTEM

     The FDA approved the AutoPap Screener in May 1998. The AutoPap Screener uses new diagnostic algorithms to improve accuracy in the primary screening of Pap smear slides. As approved by the FDA, the AutoPap Screener identifies up to about 25% of slides as "within normal limits" and requiring no further review. Cytotechnologists then manually screen the remaining approximately 75% of slides with the assistance of the AutoPap ranked review report. This ranked review report shows the relative scores of the processed slides. At least 15% of the highest-ranking slides that are classified normal by manual review then undergo quality control rescreening.

     The AutoPap Screener has been approved in certain foreign countries to identify up to 50% of slides "within normal limits." Clinical studies have shown that the AutoPap Screener-assisted practice identifies significantly more abnormal slides compared to current practice. This difference is statistically significant in favor of the AutoPap Screener-assisted practice. In addition, the AutoPap Screener-assisted practice is better able to correctly identify normal slides than current practice.

     The AutoPap Screener is NeoPath's principal product for the Pap smear screening market. By reducing the number of Pap smears requiring cytotechnologist review, the AutoPap Screener increases the number of Pap smears a laboratory can process. This reduces the per-slide processing cost while improving overall laboratory accuracy. Because the AutoPap Screener is an upgrade, designed to incorporate the features of the AutoPap QC, the laboratory can continue to perform its AutoPap QC-assisted quality control rescreening without having to process Pap smear slides twice through the AutoPap System.

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MARKETING AND SALES

     The AutoPap System is the only fully automated Pap smear screening device to receive regulatory clearance for marketing in the United States. NeoPath believes that use of the AutoPap System will distinguish its customers' laboratories as providing a higher standard of care for Pap smear screening.

     NeoPath recognizes revenue on either a product sale or fee-per-use basis. Under its fee-per-use program, NeoPath retains ownership of AutoPap Systems placed at customer sites and assesses customers a charge for each Pap smear slide they process.

     NeoPath markets the AutoPap System to domestic and foreign clinical laboratories through direct sales activities in the U.S. and primarily through distributors in international markets. Approximately 19% of NeoPath's revenues in 1998 were from customers outside of the United States, compared to 51% in 1997 and 45% in 1996. NeoPath believes that over 35% of all U.S. Pap smears are screened by the three largest laboratories, including SmithKline Beecham Clinical Laboratories, Quest Diagnostics Incorporated, and Laboratory Corporation of America. Each of these companies operates multiple laboratory facilities nationwide.

     NeoPath distributes AutoPap Systems in Japan through an agreement with Nikon Corporation. Under this agreement, Nikon markets NeoPath products to customers and handles maintenance and service, and NeoPath provides training for Nikon sales personnel and service engineers, who in turn train Japanese customers. The Japanese market, which conducts about 12 million Pap smear tests annually, is second only to the United States in current screening volume.

     In 1997, NeoPath established NeoPath Europe, located in Belgium, as its first international branch.

     NeoPath's largest customers have accounted for a significant percentage of total revenues, as noted below.

                                                           SIX MONTHS        YEAR ENDED DECEMBER 31,
                                                              ENDED         -------------------------
                                                          JUNE 30, 1999     1998      1997      1996
                                                          -------------     -----     -----     -----
Smith Kline Beecham Clinical Laboratories...............       44%           18%       15%       22%
Nikon Corporation (Japan)...............................        *             *        38%       33%
Chang's Instrument Company Limited (Taiwan).............        *            10%        *         *
Immuno Bio Systems (Australia)..........................        *             *         *        12%
Cascade Pathology Services Corporation..................        *             *         *        19%
Unilab Corporation......................................       17%            *         *         *

---------------
* Less than 10%

     NeoPath installs the AutoPap System at customer laboratories. By providing this on-site service, NeoPath believes that clinical laboratories will be better able to integrate use of the AutoPap System into their normal workflow. By installing the AutoPap System on site, clinical laboratories can maintain control over patient specimens data, minimize slide handling and avoid delays in reporting their test results.

     As its product development efforts improve the performance of the AutoPap System, NeoPath intends, subject to obtaining applicable regulatory approvals, to offer upgraded products to its customers. NeoPath has not yet determined how it will charge for its upgrade packages, but anticipates that upgrades will increase its fee-per-use and sale pricing.

MANUFACTURING

     NeoPath's manufacturing operations are located at its headquarters in Redmond, Washington, where it conducts final assembly, integration and testing of the electronic, mechanical and optical components and modules of the AutoPap System. In its manufacturing process, NeoPath must meet and adhere to all applicable requirements of U.S. and international regulatory agencies, including Quality Systems Regulations issued by the FDA. As part of the FDA regulatory process, NeoPath faces periodic FDA
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inspections and other periodic inspections by U.S. and foreign regulatory agencies. See "Governmental Regulation." NeoPath's manufacturing operations have produced sufficient AutoPap Systems to meet customer demand since it began commercial operations in 1996.

     NeoPath purchases all components for the AutoPap System from outside vendors. A major component of the AutoPap System, the slide tray motion system, is supplied by a sole-source vendor, Applied Precision, Inc. In addition, NeoPath purchases all of its AutoPap System optics from Nikon Corporation, and all of its video cameras from Sony Electronics, Inc. Certain other components are currently purchased from single-source vendors. NeoPath would need to modify any components provided by additional or replacement suppliers for use in the AutoPap System. NeoPath would be unable to quickly establish additional or replacement sources of supply for many AutoPap System components. In addition, NeoPath may need to obtain regulatory approval to substitute certain components. NeoPath cannot be sure of obtaining the necessary approvals. If one of its vendors becomes unable to supply acceptable components in a timely manner and in the quantity required NeoPath may need to delay or halt its manufacturing process. Any delay or cessation of manufacturing could adversely affect its business.

CORE AUTOPAP SYSTEM TECHNOLOGY

     NeoPath's core AutoPap System technology consists of:

     - an integrated high-speed video microscope that can capture high-quality images,

     - comprehensive image interpretation software that accurately analyzes images and classifies cells and slides, and

     - high-speed custom field-of-view computers that run the software at high speed.

     This technology can automatically analyze and extract important features of cellular material and can classify a specimen based on those features according to likelihood of abnormality.

  HIGH-SPEED VIDEO MICROSCOPE

     To capture high-quality images, NeoPath has designed a high-speed video microscope with an integrated mechanical/optical system, a custom microscope and video cameras that focus, capture and digitize images from a Pap smear. The microscope and three video cameras remain stationary while the platform holding the Pap smear is moved. This allows the camera system to scan the Pap smear in a continuous, systematic motion. High-intensity, narrow band light from a strobe illuminates the Pap Smear, which enhances cell contrast and freezes each image without interrupting the motion of the platform holding the Pap smear.

     A custom-designed image capture and focus module controls the mechanical/optical system. This module uses specialized integrated circuits and software. This module calibrates the image acquisition system, automatically focuses the system to obtain diagnostically relevant images and adjusts for the non-uniform background and cell distributions of a conventional Pap smear. The image capture and focus module also digitizes images, evaluates image and focus quality, decides whether to accept or reject the image for analysis and identifies the location of a rejected image for a repeat scan.

     The mechanical/optical system scans the slide in three separate operations. First, it performs a setup in which it locates the slide, identifies the coverslip area and maps three-dimensional surface irregularities of the Pap smear. The system then captures and analyzes low-magnification images from the slide in a systematic scan of the slide coverslip area. Finally, using information from the low-magnification scan, the system captures high-magnification images from those areas of the slide having the greatest diagnostic interest.

  IMAGE-INTERPRETATION SOFTWARE

     NeoPath's image-interpretation software uses a series of image-interpretation algorithms to examine slide images and select and analyze those that best indicate normality and abnormality. An image-
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interpretation algorithm consists of multiple-step mathematical and algorithmic processes that detect and classify an object or collection of objects based on shape, structure, optical density, contextual features and other measurable characteristics. The process consists of five steps:

     - selecting images from a slide,

     - segmenting the images into objects,

     - measuring object features,

     - classifying objects, and

     - classifying the slide.

     SELECTION OF IMAGES. By analyzing images from a low-magnification scan of the slide coverslip area, algorithms first identify the areas most likely to contain cellular material of diagnostic significance. This information then guides the high-speed video microscope to analyze the locations of greatest diagnostic interest in a separate high-magnification scan. The AutoPap System also accumulates and stores information gathered in this first step for later use in the slide classification process.

     SEGMENTATION INTO OBJECTS. In the high-magnification scan, the AutoPap System locates and separates the well-defined cells or group of cells in each image from poorly defined objects and obvious artifacts such as blood, mucus, dust particles and similar matter.

     MEASUREMENT OF OBJECT FEATURES. Once the system separates objects or groups of objects from other elements of the image, algorithms measure more than 100 features from each object. These features independently or in combination distinguish normal cells, artifacts and abnormal cells. The algorithms discriminate on the basis of such categories as density, texture, size, shape and context. Density features are measures of the optical density of various portions of the cell, such as the cytoplasm and nucleus, and the ratios of these densities to each other. Texture is a localized measure of optical density variation. Size features refer to the physical areas of the segmented objects and their ratios to each other. Shape features measure the boundary complexity of the segmented objects, can differentiate cell types, and are used to discriminate among isolated and overlapping objects. Context compares an object to its surroundings and the proximity of objects to each other.

     CLASSIFICATION OF OBJECTS. Using the measured object features, a series of algorithms then classifies the objects contained in the images. Each classification algorithm proceeds from easily identifiable objects to increasingly difficult objects, adding more features at each level of classification. Three complementary algorithms analyze the cells and cell groupings that could indicate normality and abnormality: the single-cell algorithm, the group algorithm and the thick-group algorithm. The algorithm computes an "anomaly likelihood" value at various steps of the classification process and generates "alarms," that identify objects that are more likely to be abnormal cells. The results of the three algorithms are combined to achieve a high level of accuracy.

     CLASSIFICATION OF THE SLIDE. The system compiles all the gathered and analyzed information from objects in a series of scores that the system uses to classify the slide. Other algorithms evaluate the suitability of the slide for machine processing based on the quality of staining, adequacy of cell collection, presentation of material on the slide and image quality. Others determine the probable presence of certain important cellular material such as endocervical and squamous cells.

     The AutoPap Screener uses new diagnostic algorithms that provide an additional evaluation score, in addition to the original evaluation score, for superior detection of glandular abnormalities. The screener uses new algorithms that classify clusters of cells. The additional evaluation score provides a second opinion to the decision of the original evaluation score. The combined scores better detect abnormalities in all categories.

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  FIELD-OF-VIEW COMPUTER

     The AutoPap System requires a high-speed computing system, with significant computing power to run its image-interpretation algorithms. To address this requirement, NeoPath developed specialized field-of-view computers, which are powerful image processors that contain application-specific integrated circuits and other processing components. These special purpose computers accelerate the execution speed of NeoPath's image-interpretation software. NeoPath estimates that one field-of-view computer can perform over 1.6 billion elemental pixel operations per second and at proportionately higher rates when several field-of-view computers are linked to run in parallel. The current AutoPap System contains 15 field-of-view computers. The field-of-view computer can be programmed to execute algorithms for other applications.

PATENTS AND PROPRIETARY RIGHTS

     Because of the substantial length of time and expense required to bring new products through development and regulatory approval to the marketplace, the medical device industry relies heavily on patent protection and protecting trade secrets for new technologies, products and processes. NeoPath files patent applications to protect technologies that it believes are significant to the development of its business. NeoPath holds 58 U.S. patents (issued or allowed) and has 22 additional U.S. patent applications pending. The patents and patent applications relate to various aspects of its high-speed image-interpretation technology. NeoPath holds 7 foreign patents and has applied for patent protection for certain aspects of its technology in various foreign countries. NeoPath intends to continue to pursue patent protection where it is available and cost-effective, both in the United States as well as in other countries.

     Companies in the medical device industry have engaged in extensive litigation regarding patents and other intellectual property rights. NeoPath may face such litigation to enforce its patents, protect its trade secrets or know-how, challenge the validity of proprietary rights of others or defend against alleged infringement of proprietary rights of others.

     NeoPath relies on a combination of patents, trade secrets and confidentiality agreements to protect its proprietary technology, rights and know-how. NeoPath requires each of its employees and consultants to enter into a confidentiality agreement that prohibits them from disclosing confidential information to anyone outside NeoPath. These agreements also require employees and consultants to disclose to NeoPath ideas, developments, discoveries or inventions they conceive during employment or consultation. They also must assign their proprietary rights in such matters if the matters relate to NeoPath business and technology.

     NeoPath has registered trademarks in the United States, Australia, Japan, Canada, France, the Benelux countries, Germany, the United Kingdom, Italy and Spain for "NeoPath" and "AutoPap." NeoPath also has registered trademarks for "Pathfinder" and "PapMap" in the United States. NeoPath has applied for registration of its trademarks in several other foreign countries.

THIRD-PARTY REIMBURSEMENT

     Some private third-party medical insurance providers and governmental agencies offer reimbursement for laboratory testing associated with routine medical examinations, including Pap smears. In the United States, the level of reimbursement by those third-party payors varies considerably, and the patient often pays for Pap smears. Third-party healthcare payors in the United States are increasingly sensitive to containing healthcare costs and heavily scrutinize new technology. Third-party payors may influence the pricing or perceived attractiveness of NeoPath's products and services by regulating the maximum amount of reimbursement they provide or by not providing any reimbursement.

     Restrictions on reimbursement may limit the price NeoPath can charge for AutoPap System screening or reduce the demand for AutoPap System screening. If these payors do not reimburse for the AutoPap System screening, or provide reimbursement significantly below the amount laboratories charge patients to perform AutoPap System screening, NeoPath's potential market will shrink. NeoPath intends to

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focus on obtaining coverage and reimbursement from major national and regional third-party payors in the United States.

     NeoPath believes that increased third-party reimbursement of Pap smears in general, and increased reimbursement for screening utilizing the AutoPap System in particular, would increase market acceptance of its products. Virtually all of NeoPath's revenues are dependent on customers who rely on third-party reimbursement. In early 1998, NeoPath established a reimbursement team to work with third-party insurers and managed care organizations to establish and improve third-party reimbursement rates for the AutoPap System. These reimbursement specialists work closely with NeoPath's field sales personnel throughout the United States. On January 1, 1999, revised Physicians' Current Procedural Terminology codes established by the American Medical Association became effective for the AutoPap Screener. These codes are a standardized system used by physicians and clinical laboratories to identify specific procedures when billing insurers for their services. New codes that address utilization of the AutoPap QC were established on January 1, 1998.

GOVERNMENTAL REGULATION

  UNITED STATES

     Medical devices like the AutoPap QC and the AutoPap Screener are heavily regulated in the United States by the FDA and by other federal, state and local authorities. The FDA regulates the research, development, clinical studies, manufacturing, packaging, labeling, distribution, promotion and postmarket surveillance of medical devices in the United States. FAA regulations govern all preclinical and clinical trials of medical devices. In addition, state and local authorities may require permits under regulations relating to clinical activities.

     Under the Federal Food, Drug, and Cosmetic Act, the AutoPap System is a Class III medical device, subject to stringent FDA review to ensure that the device is safe and effective before it is marketed, sold and distributed in the United States. Once a PreMarket Approval application receives FDA approval and the company begins marketing a product, it must register with the FDA and to submit device listing information for products in commercial distribution. In addition, the FDA may impose certain post-approval requirements in a pre-market approval order at the time of approval. In conjunction with FDA approval of the pre-market application and supplements with respect to the AutoPap System, NeoPath's manufacturing operations are subject to FDA inspection. NeoPath will continue to be inspected on a routine basis by the FDA for compliance with regulations with respect to manufacturing, testing, distribution, storage and control activities. The FDA also regulates labeling and promotional activities. NeoPath must establish and maintain a system for tracking AutoPap Systems through the chain of distribution and conduct postmarket surveillance, and must provide periodic reports containing safety and effectiveness information.

     In addition, the FDA's Medical Device Reporting regulations require medical device companies such as NeoPath to provide information to the FDA whenever evidence reasonably suggests that a device may have caused or contributed to a death or serious injury. These regulations also apply if the device malfunctions and the device or a similar device sold by the company would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

     If the FDA believes that NeoPath has not complied with the law, it can take one or more of the following actions:

     - refuse to review or clear applications to market its products in the United States

     - refuse to allow NeoPath to enter into government supply contracts;

     - withdraw approvals already granted;

     - require that NeoPath notify users regarding newly found risks;

     - request repair, refund or replacement of faulty devices;

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     - request corrective advertisements, recalls or temporary marketing suspension; or

     - initiate legal proceedings to detain or seize products, enjoin future violations or assess criminal penalties against NeoPath or its officers or employees.

     The FDA also may assess civil penalties for Food, Drug, and Cosmetic Act violations. These actions could disrupt NeoPath's operations for an indefinite period of time. Various states in which NeoPath products are sold also may impose additional regulatory requirements.

  INTERNATIONAL MARKETS

     Under FDA rules, companies can export a Class III medical device that has not been approved for marketing in the United States only after meeting certain criteria. The FDA must determine that exportation does not threaten public health and safety and that the company has received approval of the country to which the device will be exported. Companies usually must obtain approval by a comparable regulatory authority of a non-U.S. country before applying to the FDA for clearance to export and begin marketing in that country. Foreign regulatory requirements for sales of medical devices vary widely from country to country.

     In addition to regulatory approvals in the United States, the AutoPap System is approved for primary screening and quality control rescreening in Japan, Canada, Australia, New Zealand, The Netherlands, Italy, Hong Kong, Korea, and Taiwan. NeoPath intends to pursue additional product registrations in other foreign countries.

     NeoPath's products are subject to a variety of regulations in Europe, including the European Union. In vitro medical devices, including the AutoPap System, must now comply with the EU's In-Vitro Diagnostic Medical Devices Directive. The Directive was published in the Official Journal of European Communities in December, 1998. The EU member states will likely implement the Directive into national law by December 1999. A transition period, which begins from the date of publication of the Directive and ends December, 2003, applies to all devices placed on the market in the EU. During this transition period, both Directive "CE" marked and non CE-marked devices may be placed on the market. In other words, companies may choose to follow either the CE mark or the national legislation, if any. If no such national legislation exists, the devices can be freely placed on the market. By the conclusion of this transition period, NeoPath's products must comply with the requirements of the Directive and member state local language requirements.

     Other European countries may enact national laws that would conform to the Directive. Member states of the EU and the European Economic Area may enact requirements in addition to those imposed by the Directive. Some European countries have established national regulations relating to in vitro diagnostic medical devices. EU directives and national laws impose requirements for electrical safety and electromagnetic compatibility that apply to the AutoPap System. NeoPath has performed the requisite testing procedures and related documentation to apply the European CE mark to the AutoPap System. NeoPath cannot guarantee that the AutoPap System or any other product it may develop will obtain any required regulatory clearance or approval on a timely basis, if at all.

  REGULATION OF CERVICAL PAP SMEAR ANALYSIS

     Congress has directed the Department of Health and Human Services to issue regulations designed to improve the quality of biomedical analytic services, particularly the examination of Pap smears. These regulations require clinical laboratories to rescreen at least 10% of the Pap smears classified on initial manual screen as normal. This 10% must include normal cases selected from the laboratory's total caseload, and from patients or groups of patients that are have a high probability of developing cervical cancer based on available patient information. The AutoPap System is not intended to replace a laboratory's current practices regarding screening or rescreening Pap smears of "high-risk" patients.

     In addition, laboratories often must comply with state regulations, inspection, and licensing. In recent years, a few states, including New York and California, have adopted regulations that limit the number of
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slides that may be manually examined by a cytotechnologist within a given period of time. NeoPath cannot guarantee that states will not directly regulate the AutoPap System in the future. NeoPath cannot predict the effect, if any, regulation may have on its business or operations.

COMPETITION

     Competition in the medical device industry is intense. To effectively compete, NeoPath must keep pace with the rapid product development and technological change in the industry. The AutoPap System competes with existing manual methods of screening Pap smears and with semi-automated systems. To compete effectively, the AutoPap System must demonstrate accuracy and cost effectiveness that equals or exceeds manual review of Pap smears. The AutoPap System must remain competitive in accuracy and effectiveness, cost, convenience, perception among influential cytopathologists and laboratories, and processing speed and reliability.

     NeoPath is aware of two potential direct competitors:

     - AutoCyte, which is developing a semi-automated system to analyze liquid-based Pap smears, a potential alternative to conventional Pap smears; and

     - Morphometrix Technologies Inc., which is developing an automated system to analyze liquid-based Pap smears

     Neuromedical Systems, Inc., had obtained regulatory approval for a semi-automated system that rescreens conventional Pap smears and was developing a semi-automated primary screener. On March 26, 1999, Neuromedical announced that it had filed a voluntary Chapter 11 petition for bankruptcy. On March 26, 1999, AutoCyte announced an agreement to purchase certain Neuromedical technology, including patent rights, for $4.0 million in cash and 1.4 million shares of AutoCyte common stock. On April 26, 1999, NeoPath and AutoCyte announced an agreement in which NeoPath may acquire an undivided interest in the intellectual property estate of Neuromedical that AutoCyte had agreed to acquire. If the Merger of AutoCyte and NeoPath does not occur, NeoPath will pay AutoCyte $2.2 million in cash and issue AutoCyte 1.2 million shares of NeoPath common stock. On May 18, 1999, AutoCyte announced that it had completed its acquisition of the Neuromedical technology.

     NeoPath also faces indirect competition from companies such as AutoCyte that manufacture liquid-based or monolayer slide preparation systems and devices that automate various aspects of cytology. Cytyc Corporation also is approved to market its ThinPrep System that prepares slides for cervical cancer screening using a liquid-based sampling and preparation technique as a replacement for the conventional Pap smear method.

EMPLOYEES

     At June 30, 1999, NeoPath employed 100 full-time equivalent personnel, including 41 in research and development and regulatory; 35 in administration, customer service and support, and sales and marketing; and 24 in manufacturing and operations. None of its employees is represented by a union or other bargaining group. NeoPath believes its relationship with its employees is good.

PROPERTIES

     NeoPath leases approximately 72,000 square feet of office and manufacturing space in Redmond, Washington under operating leases expiring through January 2000, with various renewal options. NeoPath believes that the Redmond facility and other available office space are adequate for its current needs and that additional space is available in the area, should it be needed. NeoPath also leases office space in Brussels, Belgium under an operating lease expiring in August 2007.

LEGAL PROCEEDINGS

     On July 15, 1996, Neuromedical filed a lawsuit against NeoPath in the United States District Court for the Southern District of New York. The complaint alleged patent infringement, unfair competition, false advertising, and related claims and requested monetary damages and injunctive relief. On September 5, 1996, NeoPath filed its answer and counter claims. In May 1998, a judge in the United States District Court for the Southern District of New York denied Neuromedical's motion for a preliminary injunction against NeoPath. The parties agreed to dismiss their claims and counterclaims on all but the patent issues, and Neuromedical accordingly served an amended complaint on July 27, 1998 asserting only patent infringement claims. Virtually all of NeoPath's domestic revenues, which represented 81% of its total revenues in 1998, are derived from products that incorporate technology covered by this patent. NeoPath believes it has a strong position in this action and will defend against these claims vigorously. On March 26, 1999, Neuromedical announced that it had filed a voluntary chapter 11 petition for bankruptcy. On April 6, 1999, the court removed the case from its active docket pending further developments in Neuromedical's bankruptcy proceedings.

     On March 31, 1997, NeoPath filed a patent infringement lawsuit against Neuromedical in the United States District Court for the Western District of Washington. The complaint alleges patent infringement and seeks permanent injunctions against Neuromedical. In March and April 1998 this lawsuit was amended, and NeoPath filed an additional related patent lawsuit against Neuromedical. Neuromedical filed a motion for summary judgment, which the court denied in April 1998. In October 1998, Neuromedical filed another motion for summary judgment that the court denied. By court order on March 30, 1999, proceedings were stayed pending resolution of Neuromedical's bankruptcy proceedings. The court ordered that these cases be removed from the court's active caseload.

     The intellectual property acquisition agreement between NeoPath and AutoCyte provides that the patent infringement litigation between NeoPath and Neuromedical will be terminated.